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                                                                   Exhibit 10.23

                      AMENDED AND RESTATED CREDIT AGREEMENT


         THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 31, 2001, is by and between LAWSON SOFTWARE, INC., a Delaware corporation (the "Borrower"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                    RECITALS

         A. The Bank and Lawson Associates, Inc., a Minnesota corporation ("Old Lawson") entered into an Amended and Restated Credit Agreement dated as of October 27, 1999, as amended by a First Amendment dated as of December 29, 1999, as amended by a Second Amendment dated as of January 27, 2000, as amended by a Third Amendment to Credit agreement dated as of June 28, 2000 and as amended by a Fourth Amendment to Credit Agreement dated as of August 31, 2000 (as amended, the "Existing Credit Agreement");

         B. Pursuant to the Existing Credit Agreement, Old Lawson executed and delivered to the Bank the following documents and instruments, each (except as indicated below) dated as of October 27, 1999 (as amended, and together with all other documents executed in connection therewith (other than the Existing Credit Agreement and the Existing Term Note (defined below)), the "Existing Loan Documents"): (a) Revolving Note in the amount of $15,000,000 dated as of August 31, 2001 (the "Existing Revolving Note"), (b) Security Agreement (the "Existing Security Agreement"), (c) Collateral Assignment of Copyrights, and (d) Collateral Assignment of Trademarks. Pursuant to the Existing Credit Agreement, Old Lawson also executed and delivered to the Bank a Term Note in the amount of $18,000,000 dated as of October 27, 1999.

         C. Pursuant to a Certificate of Ownership and Merger executed by Old Lawson and filed with the Delaware Secretary of State on February 15, 2001 and Articles of Merger executed by Old Lawson and filed with the Minnesota Secretary of State on February 15, 2001, Old Lawson was merged with and into the Borrower, with the Borrower being the surviving corporation (the "Merger").

         D. Pursuant to a letter agreement dated February 22, 2001 (the "Consent Letter"), the Bank consented to the Merger and the Subordinated Notes Transaction (as defined therein) and agreed to waive any breach or violation under certain Sections of the Existing Credit Agreement arising therefrom.

         E. In the Consent Letter, the Borrower agreed that the Bank has no obligation to make further Advances under the Existing Credit Agreement until this Agreement is executed and delivered by the Borrower.

         F. The Borrower desires to expressly assume all of Old Lawson's obligations under the Existing Credit Agreement and the other Existing Loan Documents (other than the Existing Term Note, which note was paid in full by Old Lawson prior to the date of this Agreement) and to amend and restate the Existing Credit Agreement as set forth in this Agreement. The Bank has agreed to accept the Borrower as the Borrower under the Existing Credit Agreement and the





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other Existing Loan Documents and to amend and restate the Existing Credit
Agreement pursuant to this Agreement, subject to the terms and conditions set forth in this Agreement.


                                   ARTICLE I
                  ASSUMPTION; DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1 Assumption by Borrower. The Borrower acknowledges and agrees that, by virtue of the Merger it has assumed, and it does hereby expressly assume, all of Old Lawson's rights, liabilities and obligations under the Existing Credit Agreement and the other Existing Loan Documents (other than the Existing Term Note), as such documents are amended and restated by or in connection with this Agreement. Without limiting the generality of the forgoing, Borrower does hereby grant, to the Bank a security interest in all of its assets that constitute "Collateral" under the Existing Security Agreement.

         Section 1.2 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

         "Adjusted Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Tranche, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

         "Advance":  As defined in Section 2.1.

         "Advance Date":  The date of the making of any Advance hereunder.

         "Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, and (b) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

         "Applicable Margin":  With respect to:

                  (a) Prime Rate Tranches -- 0%.

                  (b) Eurodollar Rate Tranches -- 2.25%.

         "Board": The Board of Governors of the Federal Reserve System or any successor thereto.

         "Borrowing Base":  As determined in accordance with Exhibit A hereto.

         "Borrowing Base Certificate": A certificate of the Borrower in the form of Exhibit B hereto.




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         "Borrowing Base Deficiency": At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

         "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

         "Capital Expenditures": For any period, the sum of all amounts that would, in accordance with GAAP, be included as capital expenditures, additions to property, plant and equipment or similar terms having substantially the same meaning (including expenditures for noncurrent tangible assets such as software) on a statement of cash flows for the Borrower during such period.

         "Cash Flow Measurement Period": Each period of four consecutive fiscal quarters of the Borrower.

         "Closing Date":  The date first above written.

         "Code":  The Internal Revenue Code of 1986, as amended.

         "Collateral Assignment of Copyrights": The amended and restated collateral assignment of the Borrower's registered copyrights in the form of Exhibit C.

         "Collateral Assignment of Trademarks": The amended and restated collateral assignment of the Borrower's registered trademarks in the form of Exhibit D.

         "Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or otherwise; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

         "Corporate Change Event": Any event in which (i) any Person together with all affiliates and associates of such Person, shall become the beneficial owner, directly or indirectly, of securities of the Borrower representing 50% or more the combined voting power of the Borrower's then outstanding securities having the right to vote in an election of the Borrower's Board of Directors; or
(ii) Persons who constitute the Borrower's Board of Directors on the date of the date hereof cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Borrower's Board of Directors; or (iii) the Board of Directors or stockholders of the Borrower shall approve (a) any consolidation or merger of the Borrower where the stockholders of the Borrower, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Borrower or (c) any plan or proposal for the liquidation or dissolution of the Borrower.




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         "Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise), lapse of time, or both, would constitute an Event of Default.

         "Earnings Before Interest and Taxes": For any period of determination, the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, the 1999 Option Payment, 2001 Redemption Charges, 2001 Stock Charges and the issuance of the HP Warrant and the HCA Warrant, all as determined in accordance with GAAP.

         "EBITDA": For any period of determination, the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, the 1999 Option Payment, 2001 Redemption Charges, 2001 Stock Charges and the issuance of the HP Warrant and the HCA Warrant, all as determined in accordance with GAAP.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

         "ESOP": The Lawson Software Employee Stock Ownership Plan (1999 Restatement) dated September 1, 1999.

         "Eurodollar Business Day": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

         "Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Tranche, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 page as of 11:00 AM, London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Bank at such time based on such other published service of general application as shall be selected by the Bank for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Bank may determine the rate based on rates at which United States dollar deposits are offered to the Bank in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Bank to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Telerate page 3750" means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace such page 3750 for the purpose of displaying London interbank offered rates of major banks for U.S. Dollar deposits).

         "Eurodollar Rate Tranche": A portion of the Advances with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.




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         "Eurodollar Reserve Percentage": As of any day, that percentage
(expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Bank, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Tranche shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Existing Credit Agreement":  As defined in Recital B above.

         "Existing Revolving Note":  As defined in Recital B above.

         "Existing Security Agreement":  As defined in Recital B above.

         "Existing Term Note":  As defined in Recital B above.

         "Event of Default":  Any event described in Section 7.1.

         "Fixed Charge Coverage Ratio": For any period of determination, the ratio of (a) the sum of (i) EBITDA, minus (ii) income taxes actually paid in cash, minus (iii) Capital Expenditures, plus (iv) Indebtedness incurred to finance such Capital Expenditures, plus (v) contributions to the ESOP not made in cash, to (b) the sum of (y) Interest Expense, plus (z)$3,600,000.

         "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

         "Guaranteed Pension Plan": Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         "HCA Warrant": The warrant to purchase 750,000 shares of common stock of the Borrower at an exercise price of $6.67 per share, issued to CIS Holdings, Inc. under the Warrant Purchase Agreement, dated July 18, 2000, by and between the Borrower and CIS Holdings, Inc., as amended.

         "HP Warrant": The four-year warrant for the purchase of 900,000 shares of common stock of the Borrower at an exercise price of $6.67 per share, issued under the Warrant Purchase Agreement dated January 28, 2000 by and between Borrower and Hewlett-Packard.

         "Holding Account": An interest-bearing deposit account belonging to the Bank into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Bank and not subject


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to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon.

         "Indebtedness": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all Contingent Obligations of such Person, and (l) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

         "Initial Purchasers": TA Subordinated Debt Fund, L.P., TA Investors LLC and St. Paul Venture Capital VI, LLC.

         "Intellectual Property": With respect to any Person, all patents, copyrights, trade secrets, trademarks, trade names, service marks, Internet domain names, logos or other marks or logos, or other proprietary rights or valid licenses thereof, owned by such Person.

         "Interest Coverage Measurement Period": (a) the three consecutive fiscal quarters of the Borrower ending May 31, 2001, and (b) each period of four consecutive fiscal quarters of the Borrower ending thereafter.

         "Interest Expense": For any period of determination, the aggregate amount, without duplication, of interest expense determined in accordance with GAAP.

         "Interest Period": With respect to each Eurodollar Rate Tranche, the period commencing on the date of such Eurodollar Rate Tranche or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Eurodollar Rate Tranche and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

                  (c) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;




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                  (d) Any Interest Period that begins on the last Eurodollar
         Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                  (e) No Interest Period with respect to any Eurodollar Rate Tranche consisting of Advances shall end after the Termination Date.

         "Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real or personal property acquired in the ordinary course of business and other than Capital Expenditures) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

         "Letter of Credit": An irrevocable letter of credit issued by the Bank pursuant to this Agreement for the account of the Borrower.

         "Letter of Credit Fee":  As defined in Section 2.16.

         "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law; provided, that an escrow agreement covering software entered into for the benefit of any licensee of such software or any Person marketing licenses of such software in the ordinary course of business and not as security for Indebtedness shall not constitute a Lien for purposes of this Agreement.

         "Loan Documents": This Agreement, the Revolving Note, the Security Documents and all other agreements, instruments, certificates and other documents executed and delivered pursuant hereto or in connection therewith as the same may be amended, supplemented or otherwise modified from time to time.

         "Multiemployer Plan": A multiemployer plan, as such term is defined in
Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing
Date) for employees of the Borrower or any ERISA Affiliate.

         "Net Cash Flow": For any period of determination, the sum of (a) EBITDA, minus (b) capitalized software, minus (c) income taxes actually paid in cash, minus (d) Restricted Payments other than the 1999 Option Payment, minus
(e) Interest Expense, plus (f) contributions to the ESOP not made in cash, plus
(g) any other non-cash charges to earnings that are included in the calculation of EBITDA.




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         "1999 Option Payment": That certain one time cash payment of $2,750,000 made by the Borrower to a former affiliate of the Borrower on or before December 29, 1999 in accordance with the Option Cancellation and Release Agreement between the Borrower and such former affiliate dated November 29, 1999.

         "Obligations": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Revolving Note and Unpaid Drawings when and as due, whether by acceleration or otherwise, and all fees (including Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

         "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

         "Person": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency, political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan": Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

         "Prime Rate": The rate of interest from time to time publicly announced by the Bank as its "prime rate." The Bank may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

         "Prime Rate Tranche": A portion of the Advances with respect to which the interest rate is determined by reference to the Prime Rate.

         "Prohibited Transaction": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

         "Regulatory Change": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.




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         "Restricted Payments": With respect to the Borrower, collectively, all dividends or other distributions of any nature (including cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

         "Revolving Commitment": The obligation of the Bank to make Advances to, and issue Letters of Credit for the account of, the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

         "Revolving Commitment Amount":  $15,000,000.

         "Revolving Commitment Fees":  As defined in Section 2.16.

         "Revolving Note": A promissory note of the Borrower in the form of Exhibit E.

         "Security Agreement": The amended and restated security agreement of the Borrower in the form of Exhibit F.

         "Security Documents": The Security Agreement, the Collateral Assignment of Copyrights, the Collateral Assignment of Trademarks, as any of the same may be amended, supplemented or otherwise modified from time to time.

         "Senior Subordinated Debt": The Indebtedness of the Borrower to any holders of the Senior Subordinated Notes as evidenced by the Senior Subordinated Debt Documents.

         "Senior Subordinated Debt Documents": (a) The Senior Subordinated Note Purchase Agreement, (b) the Senior Subordinated Notes, and (c) any other documents between the Borrower, any holder or holder of any Senior Subordinated Notes and any other parties in connection with the forgoing, in each case as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time.

         "Senior Subordinated Note Purchase Agreement": The Senior Subordinated Convertible Note Purchase Agreement dated as of February 23, 2001 between the Borrower and the Initial Purchasers.

         "Senior Subordinated Notes": Collectively, (a) the Borrower's 12% Senior Subordinated Convertible Notes due February 23, 2006 in the aggregate original principal amount of $10,000,000 (the "Convertible Notes") and (b) upon the conversion of any Convertible Notes in the manner specified in Section 2.1 of the Senior Subordinated Note Purchase Agreement, the Borrower's 12% Senior Subordinated Notes due February 23, 2006 in the aggregate original principal amount of $9,990,000 plus any interest owed in arrears on the Convertible Notes on the date of conversion.




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         "Stock Purchase Agreement": The Stock Purchase and Exchange Agreement
dated as of February 23, 2001 by and among the Borrower and the Investors (as that term is defined therein), as amended, modified or supplemented from time to time in accordance with its terms.

         "Subordinated Debt": The Senior Subordinated Debt and any other Indebtedness or other obligations of the Borrower now existing or hereafter created, incurred or arising, which are subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Bank has approved in writing.

         "Subordination Agreement": Subordination Agreement dated as of February 23, 2001 between the Bank and Initial Purchasers, on behalf of themselves and any future holders of the Subordinated Notes.

         "Subsidiary": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

         "Tangible Net Worth": As of any date of determination, (a) the sum of the amounts set forth on the balance sheet of the Borrower as the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock), minus (b) the book value of all assets of the Borrower that would be treated as intangibles under GAAP, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower over the book value of such assets.

         "Termination Date": The earliest of (a) September 30, 2001, (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 hereof, or (c) the date on which the Revolving Commitment Amount is reduced to zero pursuant to Section 2.13 hereof.

         "Total Assets": At the time of any determination, the aggregate book value of all assets of the Borrower, as determined in accordance with GAAP.

         "Total Revolving Outstandings": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Advances outstanding on such date, (b) the aggregate face amount of Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

         "Tranche": Any portion of the Advances as to which the Borrower elects as of the available interest rate options and if applicable, an Interest Period. A Tranche may be maintained as a Eurodollar Rate Tranche or a Prime Rate Tranche.

         "2001 Redemption Charges": All expenses related to the redemption of outstanding options from existing shareholders in connection with the transactions contemplated by the Stock Purchase Agreement.




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         "2001 Stock Charges": All compensation expenses related to or arising from the Borrower's issuance to employees of options to purchase shares of Common Stock, at an exercise price of $4.12, during January and February of 2001.

         "Unpaid Drawing":  As defined in Section 2.10.

         "Unused Revolving Commitment": As of any date of determination, the amount by which the Revolving Commitment Amount on such date exceeds the Total Revolving Outstandings on such date.

         Section 1.3 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

         Section 1.4 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

         Section 1.5 Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".


                                   ARTICLE II
                         TERMS OF THE CREDIT FACILITIES

                           Part A -- Terms of Lending

         Section 2.1 The Revolving Commitment. On the terms and subject to the conditions hereof, the Bank agrees to make loans to the Borrower on a revolving basis (each, an "Advance") at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof; provided, that no Advance will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the lesser of (i) the Revolving Commitment Amount, or (ii) the Borrowing Base.

         Section 2.2 Procedure for Revolving Loans. In order to obtain an Advance, the Borrower shall deliver to the Bank a written request for such Advance. Such request must be given so as to be received by the Bank not later than 2:30 P.M. (Minneapolis time) two Eurodollar Business Days prior to the requested advance date if the Advance is requested as a Eurodollar Rate Tranche and not later than 2:30 P.M. (Minneapolis time) on the requested advance date if the Advance is requested as a Prime Rate Tranche. Each request for an Advance shall be irrevocable and shall be deemed a representation by the Borrower that on the requested advance date and after giving effect to the requested Advance the applicable conditions specified in Section 3 have been and will be satisfied. If the Bank permits Borrower to request Advances verbally, the Bank shall be entitled to rely on the authority of the person claiming to be an authorized representative of the Borrower without further inquiry. Each request for an Advance hereunder shall specify (a) the requested advance date,
(b) the amount of the Advance to be made on such date which shall be in a minimum amount of (i) for Eurodollar Rate Tranches, $100,000, or, if more, an integral multiple thereof, and (ii), for Prime Rate Tranches, $50,000 or, if more, an integral multiple thereof, (c) whether such Advance is to be funded as a Prime Rate Tranche or Eurodollar Rate Tranche, and (d) in the case of a Eurodollar Rate Tranche, the duration of the initial Interest Period applicable thereto. Unless the Bank determines that any applicable condition specified in
Article 3 has not been satisfied, the Bank will make available to the Borrower at the Bank's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the requested Advance Date the amount of the requested Advance.

         Section 2.3 Revolving Note. The Advances shall be evidenced by a single Revolving Note payable to the order of the Bank in a principal amount equal to the Revolving Commitment Amount originally in effect. The Bank shall enter in its ledgers and records the various Advances made, and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to its Revolving Note, a record of such Advances and payments; provided, however, that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Note, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Advances made by the Bank less all payments of principal thereof made by the Borrower.

         Section 2.4 Interest Rates; Interest Payments; Default Interest. Interest shall accrue and be payable on the Advances as follows:

                  (a) Subject to paragraph (c) below, each Eurodollar Rate Tranche shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin.

                  (b) Subject to paragraph (c) below, each Prime Rate Tranche shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Prime Rate, plus (ii) the Applicable Margin.

                  (c) After an Event of Default, the Advances shall bear interest until paid in full (i) during the balance of any Interest Period applicable to any Eurodollar Rate Tranche, at a rate per annum equal to the sum of the rate applicable to such Eurodollar Rate Tranche plus 2.00%, and (ii) otherwise, at a rate per annum equal to the sum of
         (A) the Prime Rate, plus (B) the Applicable Margin for Prime Rate Tranches, plus (C) 2.00%.

                  (d) Interest shall be payable (i) with respect to each Eurodollar Rate Tranche having an Interest Period of three months or less on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Tranche having an Interest Period greater than three months on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Eurodollar Rate Tranche had successive Interest Periods of three months duration been applicable to such Eurodollar Rate Tranche; (iii) with respect to Prime Rate Tranches, on the first day of each calendar month; (iv) with respect to the Advances generally, upon any permitted prepayment (on the amount prepaid); (v) with respect to the Advances generally, on the Termination Date; (vi) with respect to interest under Section 2.4(c), upon demand by the Bank.

                  (e) The unpaid principal balance of the Advances from time to time outstanding shall bear interest computed on the basis of actual days elapsed in a year of 360 days.

                  (f) For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Prime Rate, such interest shall change as and when the Prime Rate shall change.

                  (g) Whenever any payment to be made hereunder by or to the Bank or the holder(s) of the Revolving Note shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing the fees or interest payable on such next succeeding Business Day.

                  (h) No provision of this Credit Agreement or the Revolving Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

         Section 2.5 Repayment; Deposits into Holding Account. The unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date. Any such payments shall be applied first against Prime Rate Advances and then to Eurodollar Rate Tranches, in order starting with the Eurodollar Rate Tranches having the shortest time to the end of the applicable Interest Period. If any Letters of Credit are outstanding on the Termination Date, the Borrower shall deposit into the Holding Account an amount sufficient to cause the amount deposited in the Holding Account to equal the aggregate undrawn face amount of such outstanding Letters of Credit. At any time after such deposit is made and all outstanding Obligations, other than Obligations with respect to outstanding Letters of Credit, have been paid in full, if an outstanding Letter of Credit expires without the full amount thereof having been drawn the Bank shall withdraw from the Holding Account and deliver to the Borrower an amount equal to the amount by which the amount on deposit in the Holding Account exceeds the aggregate undrawn face amount of outstanding Letters of Credit (after giving effect to such expiration).

         Section 2.6 Prepayments.

                  (a) Optional Prepayments. The Borrower may prepay Prime Rate Tranches, in whole or inpart, at any time, without premium or penalty. Each partial prepayment shall be in a minimum amount of $50,000. Except upon an acceleration following an Event of Default or, with respect to Advances, upon termination of the Revolving Commitment in whole, the Borrower may pay Eurodollar Rate Tranches only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on Advances under this Section 2.6(a) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

                  (b) Mandatory Prepayments. If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Advances, first on the Prime Rate Tranches and then to Eurodollar Rate Tranches in order starting with the Eurodollar Rate Tranches having the shortest time to the end of the applicable Interest Period, the amount of such Borrowing Base Deficiency. If, after paying all outstanding Advances, a Borrowing Base Deficiency still exists, the Borrower shall pay into the Holding Account an amount equal to the amount of the remaining Borrowing Base Deficiency.

                Part B -- Terms of the Letter of Credit Facility

         Section 2.7 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding $5,000,000; provided, that, no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the lesser of (a) the Revolving Commitment Amount, or (b) the Borrowing Base.

         Section 2.8 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower in Writings by telex, facsimile transmission or electronic conveyance received by the Bank by 2:00 P.M., Minneapolis time, on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officers of the Borrower making such request.

         Section 2.9 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower, other than obligations related to the borrowing of money or obtaining of other financing, incurred in the ordinary course of its business. Subject to Section 2.5, all Letters of Credit must expire not later than the Termination Date. No Letter of Credit may have a term longer than twelve months.

         Section 2.10 Agreement to Repay Letter of Credit Drawings. If the Bank has decided that it will pay a drawing on any Letter of Credit, it will notify the Borrower of that fact. The

Borrower shall reimburse the Bank by 9:30 A.M. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. To the extent funds are available in the Holding Account, the Bank may, in its sole discretion, withdraw the amount of such drawing from the Holding Account and apply such amount to the Borrower's reimbursement obligations in respect of such drawing. To the extent the amount on deposit in the Holding Account exceeds the sum of (a) the aggregate face amount of Letters of Credit outstanding on such date, after giving effect to such drawing, plus (b) the aggregate amount of Unpaid Drawings (including the amount of such drawing) on such date, the Bank shall withdraw the amount of such drawing and apply such amount to the reimbursement obligations of the Borrower in respect of such drawing. Any amount by which the full amount of such drawing exceeds the sum of (i) the amount reimbursed to the Bank by the Borrower by 10:30 A.M. on the date on which the Bank in its notice indicated that it would pay such drawing, plus (ii) the amount withdrawn by the Bank from the Holding Account in respect of such drawing, until reimbursed from the proceeds of a Revolving Loan pursuant to Section 2.14, is an "Unpaid Drawing."

         Section 2.11 Obligations Absolute. The obligation of the Borrower under
Section 2.10 to repay the Bank for any amount drawn on any Letter of Credit and to repay the Bank for any Advances made under Section 2.14 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

                  (a) Any lack of validity or enforceability of any Letter of Credit;

                  (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

                  (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Bank nor its officers, directors or employees shall be liable or responsible for, and the obligations of the Borrower to the Bank shall not be impaired by:

                           (i) The use which may be made of any Letter of Credit
                  or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

                           (ii) The validity, sufficiency or genuineness of
                  documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

                           (iii) The acceptance by the Bank of documents that
                  appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

                           (iv) Any other circumstances whatsoever in making or
                  failing to make payment under any Letter of Credit.

Notwithstanding the foregoing, the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

         Section 2.12 Increased Cost for Letters of Credit. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Bank, or (b) shall impose on the Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining and Letter of Credit, or reduce the amount of any sum received or receivable by the Bank hereunder, then, upon demand (which demand shall be given by the Bank promptly after it determines such increased cost or reduction), the Borrower shall pay to such Bank the additional amount or amounts as will compensate the Bank for such increased cost or reduction. A certificate submitted to the Borrower by the Bank setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Bank as aforesaid shall be conclusive and binding on the Borrower absent error.

                                Part C -- General

         Section 2.13 Optional Reduction of Revolving Commitment Amount or Termination of Revolving Commitment. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Bank, reduce the Revolving Commitment Amount, with any such reduction in a minimum amount of $500,000, or, if more, in an integral multiple of $100,000; provided, however, that the Borrower may not at any time reduce the Revolving Commitment Amount below the Total Revolving Outstandings. The Borrower may, at any time when there are no Letters of Credit outstanding, upon not less than thirty days prior written notice to the Bank, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section, the Borrower shall pay to the Bank the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and all other unpaid Obligations of the Borrower to the Bank hereunder.

         Section 2.14 Advances to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists, the Bank is authorized (and the Borrower does here so authorize the Bank) to, and shall, make an Advance to the Borrower in an amount equal to the amount of the Unpaid Drawing. The Bank shall apply the proceeds of such Advance directly to reimburse itself for such Unpaid Drawing. If at the time the Bank makes an Advance pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the

Borrower shall pay to the Bank interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate plus the Applicable Margin for Prime Rate Tranches plus two percent (2.00%).

         Section 2.15 [INTENTIONALLY OMITTED].

         Section 2.16 Revolving Commitment Fee. All accrued revolving commitment fees under the Existing Credit Agreement shall constitute Revolving Commitment Fees hereunder. Further, the Borrower shall pay to the Bank fees (the "Revolving Commitment Fees") in an amount determined by applying a rate of three-eighths of one percent (0.375%) per annum to the average daily Unused Revolving Commitment for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each June, September, December and March and on the Termination Date.

         Section 2.17 Letter of Credit Fees. For each Letter of Credit issued, the Borrower shall pay to the Bank, in advance payable on the date of issuance, a fee (a "Letter of Credit Fee") in an amount determined by applying a per annum rate of one and three-quarters percent (1.75%) to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the Bank to its letter of credit customers and all reasonable out-of-pocket expenses incurred by the Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

         Section 2.18 Computation. Commitment Fees, Letter of Credit Fees and interest on the Advances shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

         Section 2.19 Payments. Payments and prepayments of principal of, and interest on, the Revolving Note and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 11:00 A.M. (Minneapolis time) on the dates called for under this Agreement and the Revolving Note to the Bank at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

         Section 2.20 Use of Loan Proceeds. The proceeds of the Loans shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement. No part of the proceeds of any Advances shall be used, directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying such margin stock.

         Section 2.21 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Bank's capital or the capital of its parent corporation (by an amount the Bank deems material) as a consequence of the Revolving Commitment and/or the Advances to a level below that which the Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account the Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within five Business Days after written notice and demand from the Bank, pay to the Bank additional amounts sufficient to compensate the Bank or its parent corporation for such reduction; provided that the Borrower shall not be obligated to pay any such additional amounts that are attributable to the period (the "Excluded Period") ending 91 days prior to the Borrower's receipt of such written notice and demand, except to the extent such additional amounts accrue during the Excluded Period because of the retroactive effect of the applicable Regulatory Charge, in which case the foregoing limitation shall not apply. Any determination by the Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by the Bank shall be final, conclusive and binding for all purposes, absent error.

         Section 2.22 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Tranches or Eurodollar Rate Tranches, or to continue a Eurodollar Rate Tranche as such; provided, however, that a Eurodollar Rate Tranche may be converted or continued only on the last day of the Interest Period applicable thereto and no portion of the Advances may be converted or continued as a Eurodollar Rate Tranche if an Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Portions of the Advances may be converted to, or continued as, Eurodollar Rate Tranches only in amounts of $100,000 or an integral multiple thereof, and the Borrower shall be entitled to have no more than five (5) Eurodollar Rate Tranches outstanding at any time. The Borrower shall give the Bank written notice of any continuation or conversion of any portion of the Advances and such notice must be given so as to be received by the Bank not later than 11:00 A.M. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation or, or conversion to, a Eurodollar Rate Tranche and not later than 11:00 A.M. (Minneapolis time) on the date of the requested continuation of a Prime Rate Tranche. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation of Eurodollar Rate Tranches, (ii) a Eurodollar Business Day in the case of conversions to Eurodollar Rate Tranches, and (iii) a Business Day in the case of continuations as Prime Rate Tranches), and (c) in the case of conversions to or continuations as Eurodollar Rate Tranches, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Bank of the continuation of any Eurodollar Rate Tranche within the time required by this Section, such Eurodollar Rate Tranche shall, at the option of the Bank, on the last day of the Interest Period applicable thereto, (a) automatically be converted into a Prime Rate Tranche of the same principal amount or (b) automatically be continued as Eurodollar Rate Tranches having an Interest Period of one month.

         Section 2.23 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Tranche, the Bank determines (which determination shall be conclusive and binding, absent error) that:

                  (a) deposits in dollars (in the applicable amount) are not being made available to the Bank in the relevant market for such Interest Period, or

                  (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of funding or maintaining Eurodollar Rate Tranches for such Interest Period,

the Bank shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Bank to make or continue, or to convert any portion of the Advances to, Eurodollar Rate Tranches, shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Tranches by the Bank shall be made with an interest rate option to which such suspension does not apply. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Tranches outstanding at the time such suspension is imposed.

         Section 2.24 Increased Cost. If any Regulatory Change:

                  (a) shall subject the Bank to any tax, duty or other charge with respect to its Eurodollar Rate Tranches, the Revolving Note or its obligation to make Eurodollar Rate Tranches, or shall change the basis of taxation of payment to the Bank of the principal of or interest on Eurodollar Rate Tranches or any other amounts due under this Agreement in respect of Eurodollar Rate Tranches or its obligation to make Eurodollar Rate Tranches (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank's principal office is located); or

                  (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Tranche any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the United States market for certificates of deposit or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Tranches, the Revolving Note or its obligation to make Eurodollar Rate Tranches;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Rate Tranche, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Revolving Note, then, within 30 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will reasonably compensate the Bank for such increased cost or reduction. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of the Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

         Section 2.25 Illegality. If any Regulatory Change shall make it unlawful or impossible for the Bank to make, maintain or fund any Eurodollar Rate Tranche, the Bank shall notify the Borrower, whereupon the obligation of the Bank to make or continue, or to convert any portion of the Advances to, Eurodollar Rate Tranches shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Tranches to the end of the applicable Interest Periods, all of the Eurodollar Rate Tranches shall be automatically converted to Prime Rate Tranches as of the date of the Bank's notice, and upon such conversion the Borrower shall indemnify the Bank in accordance with Section 2.27.

         Section 2.26 Funding Losses. The Borrower shall compensate the Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Tranches to the extent not recovered by the Bank in connection with the re-employment of such funds and including loss of anticipated profits) which the Bank may sustain: (i) if for any reason, other than a default by the Bank, a funding of a Eurodollar Rate Tranche does not occur on the date specified therefor in the Borrower's request or notice as to such portion of the Tranches, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of the Advances following an Event of Default), any repayment of a Eurodollar Rate Tranche, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto. The Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

         Section 2.27 Discretion of Bank as to Manner of Funding. The Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Tranches in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (but excluding determinations that the Bank may elect to make from the Telerate screen or any other published service) shall be made as if the Bank had actually funded and maintained each Eurodollar Rate Tranche during the Interest Period for such portion of the Advances through the issuance of its certificates of deposit, or the purchase of deposits, having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin for such Interest Period.


                                  ARTICLE III
                              CONDITIONS PRECEDENT

         Section 3.1 Conditions of Initial Advance and Initial Letter of Credit. The making of the initial Advance and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

          (a) Documents. The Bank shall have received the following:

               (i) The Revolving Note, executed by a duly authorized officer of the Borrower and dated the Closing Date.

               (ii) The Security Agreement, the Collateral Assignment of Copyrights and the Collateral Assignment of Trademarks, executed by a duly authorized officer of the Borrower, together with such financing statements, amendments thereto and other instruments required by the Bank to perfect the security interests granted under the Security Agreement.

               (iii) Corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents, accompanied by a certification from the Secretary or Assistant Secretary of the Borrower that such resolutions remain valid and in full force and that there are no other resolutions of the Borrower which relate to the authority of the Borrower to incur Indebtedness or which would otherwise relate to the authority of the Borrower to enter into this Agreement and the other Loan Documents and to perform its obligations hereunder and thereunder.

               (iv) A copy of the Articles of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than thirty days prior to the Closing Date.

               (v) A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

               (vi) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Loan Documents and to request Advances hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

               (vii) A long-form certificate of good standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental official as of a date acceptable to the Bank, and a certificate of good standing for the Borrower in each other state where it is qualified to do business, certified by the appropriate governmental officials as of a date acceptable to the Bank.

          (b) Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

          (c) Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Bank; any pledged collateral shall have been duly delivered to the Bank; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Bank and its counsel.

          (d) Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, as the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          (e) Fees and Expenses. The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Bank payable pursuant to Section 8.2.

     Section 3.2 Conditions Precedent to all Advances and Letters of Credit. The obligation of the Bank to make any Advances hereunder (including the initial Advance) and to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

          (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Advance or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Advance or the date of issuance of each Letter of Credit or will exist after giving effect to the Advance made on such date or the Letter of Credit so issued.

          (c) Notices and Requests. The Bank shall have received the Borrower's request for such Advance as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.8.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, to provide the Revolving Commitment, to make Advances hereunder and to issue Letters of Credit, the Borrower represents and warrants to the Bank as of the Closing Date:

     Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement, to issue the Revolving Note and to perform its obligations under the Loan Documents. The Borrower (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower, and (b) is or will at all times after the date thirty days after the Closing Date be duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any assets or expose the Borrower to any liability, which in either case would be material to the Borrower.

     Section 4.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Revolving Note and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

     Section 4.3 No Conflict: No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

     Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for the filing of financing statements to perfect the security interests granted pursuant to the Security Agreement.

     Section 4.5 Financial Statements and Condition. The Borrower's audited year-end financial statements as at May 31, 2000, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower as at such date and the results of its operations and cash flow for the period then ended. The Borrower's unaudited interim financial statements as at February 28, 2001, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower as at such date and the results of its operations and cash flow for the period then ended, subject to year-end audit adjustments. As of the dates of such financial statements, the Borrower had no material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes to the year-end financial statements as at May 31, 2000, except as disclosed on Schedule 4.5. Since February 28, 2001, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower, except as disclosed in the interim financial statements dated February 28, 2001 or except as disclosed on any Schedule to this Agreement.

     Section 4.6 Litigation. Except as set forth on Schedule 4.5 or Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

     Section 4.7 Environmental Health and Safety Laws. There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

     Section 4.8 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans assets allocable to such benefits.

     Section 4.9 Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

     Section 4.10 Title to Property; Leases; Liens; Subordination. The Borrower has (a) good and marketable title to its real and personal properties referred to as owned by the Borrower in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business), and (b) valid, subsisting and enforceable licenses or leasehold interest in its other real and personal properties used in its business. None of such properties is subject to a Lien, except as allowed under Section 6.11. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

         Section 4.11 Taxes. Except as described on Schedule 4.11, the Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP will have been, at all times from and after May 31, 2000, provided on the books of the Borrower). No tax Liens have been filed against the Borrower or any of its assets. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate. The Borrower knows of no proposed material tax assessment against it or any basis therefor, other than those with respect to which reserves in accordance with GAAP have been, at all times from and after May 31, 2000, provided on the books of the Borrower.

         Section 4.12 Trademarks, Patents. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

         Section 4.13 Force Majeure. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

         Section 4.14 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.15 Public Utility Holding Company Act. The Borrower is not a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 4.16 Retirement Benefits. Under the accounting rules proposed as of the date of this Agreement by the Financial Accounting Standards Board with respect thereto, the present value of the expected cost to the Borrower of post-retirement medical and insurance benefits with respect to employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Bank, does not exceed $1,000,000.

         Section 4.17 Subsidiaries. Except as described on Schedule 4.17, the Borrower has no Subsidiaries other than Subsidiaries formed after the Closing Date and permitted pursuant to Section 6.5.

         Section 4.18 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable; provided, that the failure of future results or events to conform to such projections or forecasts shall not, in and of itself, constitute a breach of the foregoing representation and warranty.

         Section 4.19 Registered Intellectual Property. The Collateral Assignment of Copyrights and the Collateral Assignment of Copyrights collectively list all patents, trademarks, trademark applications and copyrights registered by the Borrower or any Subsidiary with the U.S. Office of Patents and Trademarks or U.S. Office of Copyrights, as applicable.


                                   ARTICLE V
                              AFFIRMATIVE COVENANTS

         Until any obligation of the Bank hereunder to make Advances or to issue Letters of Credit shall have expired or been terminated, the Revolving Note and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have otherwise been discharged, unless the Bank shall otherwise consent in writing:

         Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Bank:

                  (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (i) the financial statements of the Borrower consisting of at least statements of income, cash flow and stockholders' equity, and a consolidated balance sheet as at the end of such year, prepared in accordance with GAAP on a consistent basis, setting forth in each case in comparative form corresponding figures from the previous fiscal year end, audited by Price Waterhouse Coopers or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

                  (b) As soon as available and in any event within 30 days after the end of each month, unaudited statements of income, cash flow and stockholders' equity for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, and a balance sheet of the Borrower as at the end of such month, prepared in accordance with GAAP on a consistent basis, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower, subject to year-end audit adjustments.

                  (c) Together with the financial statements delivered pursuant to Section 5.1(a) and the financial statements delivered pursuant to
         Section 5.1(b) for the months of May, August, November and February of each year, a statement signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.8 and Sections 6.13 through 6.17 as at the end of the fiscal period covered thereby and stating that as at the end of such fiscal period there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

                  (d) As soon as practicable and in any event not later than the beginning of each fiscal year of the Borrower, statements of forecasted income for the Borrower for each fiscal quarter in such fiscal year and a forecasted balance sheet of the Borrower, together with supporting assumptions, as at the end of each fiscal quarter, all in reasonable detail and reasonably satisfactory in scope to the Bank

                  (e) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

                  (f) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

                  (g) Together with the financial statements delivered pursuant to Section 5.1(a), a schedule of any federally registered copyrights registered or acquired by the Borrower during the fiscal year covered by such financial statements.

                  (h) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Bank may reasonably request.

                  (i) As soon as practicable and in any event within 10 days after the end of each month, a Borrowing Base Certificate, signed by the chief financial officer of the Borrower, reporting the Borrowing Base as of the last day of the month just ended.

         Section 5.2 Corporate Existence. From and after the date of this Agreement, the Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

         Section 5.3 Insurance. The Borrower shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance including, without limitation, business interruption insurance, in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated. The Borrower will keep its tangible assets (including the embodiment of any intangible assets, but excluding any underlying intellectual property) insured against "all risks" for the full replacement cost thereof, subject to a deductible not exceeding $1,000,000, with an insurance company or companies reasonably satisfactory to the Bank. Such policies or certificates with respect thereto are to be delivered to the Bank at its request. Each such policy or the certificate with respect thereto shall name the Bank as loss payee, and shall provide that such policy shall not be canceled or allowed to lapse unless at least 30 days prior written notice is given to the Bank.

         Section 5.4 Payment of Taxes and Claims. The Borrower shall file all tax returns and reports which are required by law to be filed by it, or any extensions permitted under such laws, and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided (a) that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been, at all times after February 28, 2001, set aside on the Borrower's books in accordance with GAAP and (b) that the foregoing items required under foreign, state or local law need not be filed and paid as long as (i) the Borrower's title to its property is not materially adversely affected, (ii) its use of such property in the ordinary course of its business is not materially interfered with, (iii) adequate reserves with respect thereto have been, at all times after February 28, 2001, set aside on the Borrower's books in accordance with GAAP and (iv) no Lien has been created upon Borrower.

         Section 5.5 Inspection. The Borrower shall permit any Person designated by the Bank to visit and inspect any of the properties, corporate books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate. So long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

         Section 5.6 Maintenance of Properties. The Borrower will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, normal wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         Section 5.7 Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

         Section 5.8 Compliance. The Borrower will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower and the Borrower is acting in good faith and with reasonable dispatch to cure such noncompliance.

         Section 5.9 Notice of Litigation. The Borrower will give prompt written notice to the Bank of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any property of the Borrower or to which the Borrower is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

         Section 5.10 ERISA. The Borrower will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan or
(c) fail to make any payments to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

         Section 5.11 Environmental Matters; Reporting. The Borrower will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower. The Borrower will give the Bank prompt written notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (b) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

         Section 5.12 Subsidiaries, Etc. If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, the Borrower will immediately notify the Bank of such creation or acquisition, as the case may be.

         Section 5.13 Intellectual Property. The Borrower will take all necessary and advisable steps to obtain ownership in and/or protection of all material Intellectual Property owned, used or developed by the Borrower and its Subsidiaries in the conduct of their business, and that it will not do any act, or omit to do any act, nor permit any licensee to do any act, whereby any material Intellectual Property rights of the Borrower or any Subsidiary may become abandoned, invalidated, dedicated to the public domain, or diminished in value; provided, however, that nothing in this Section 5.13 shall prevent the Borrower from taking, or refraining from taking, any action if such action (or refraining from taking action) is in the judgment of the Borrower in its best interest and that would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, prospects, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, considered as a whole. Without limiting the generality of the foregoing, the Borrower covenants and agrees that it will diligently prosecute any applications to obtain registrations of material Intellectual Property, other than Intellectual Property of a type that is not capable of cost effective protection or is not eligible for protection through registration; preserve and maintain all material Intellectual Property rights in all jurisdictions in which the Borrower conducts or proposes to conduct business; display appropriate notices of material Intellectual Property rights on all tangible embodiments; take reasonable security measures to protect the secrecy and confidentiality of all valuable information of the Borrower and its licensors; file all such applications, renewals, certificates and affidavits as may be reasonably necessary or advisable to obtain and maintain the ownership, validity and enforceability of all material Intellectual Property rights of the Borrower and its Subsidiaries; appropriately document the Borrower's ownership of material Intellectual Property developed by or for the Borrower and its Subsidiaries; take all reasonable enforcement actions as may be prudent to protect the material Intellectual Property of the Borrower and its Subsidiaries; and conduct the business of the Borrower and its Subsidiaries so as not to violate or infringe the Intellectual Property rights of others.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

         Until any obligation of the Bank hereunder to make the Advances or to issue Letters of Credit shall have expired or been terminated, the Revolving Note and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have otherwise been discharged, unless the Bank shall otherwise consent in writing:

         Section 6.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however, (a) that any Person acquired by the Borrower as a result of an Investment permitted under Section 6.9 (h) or any Subsidiary may be merged into the Borrower and (b) the Borrower (if the Borrower is the surviving entity) or any Subsidiary may in any fiscal year engage in one or more mergers or consolidations if the aggregate value of all of such transactions during such fiscal year does not exceed the greater of $3,000,000 or 15% of Tangible Net Worth.

         Section 6.2 Sale of Assets. The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for (a) sales and leases of inventory in the ordinary course of business, (b) licenses of intellectual property, including software and documentation, in the ordinary course of business and (c) other sales of assets in any fiscal year with an aggregate purchase price or book value, whichever is greater, of not more than the greater of $3,000,000 or 15% of Tangible Net Worth. Notwithstanding the foregoing, the Borrower may transfer assets of the type described in Section 6.5 (a) to wholly-owned Subsidiaries, provided the requirements of Section 6.5 are satisfied.

         Section 6.3 Plans. The Borrower will not permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower; and the Borrower will not permit any underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exist.

         Section 6.4 Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower, as carried on at the date hereof.

         Section 6.5 Subsidiaries. The Borrower shall not permit any Subsidiary to have any asset or liability unless:

                  (a) From and after the date any such Subsidiary obtains any assets or incurs any liabilities, all financial statements required to be delivered hereunder shall be prepared, and the covenants set forth in Sections 6.8 and 6.13 through 6.18 shall be applied, on a consolidated basis.

                  (b) All representations and warranties set forth in this Agreement are true and correct at all times for the Borrower and all such Subsidiaries, and the Borrower causes all such Subsidiaries to perform and comply with all covenants set forth in this Agreement except those set forth in Sections 6.6, with all covenants set forth in this Agreement except those set forth in Sections 6.6, 6.7, 6.10 and 6.11, and except as otherwise provided in Section 6.5(b); provided, that all materiality qualifiers in such representations, warranties and covenants shall apply to the Borrower and such Subsidiaries, taken as a whole.

                  (c) The aggregate amount of the assets of all such Subsidiaries does not at any time exceed 20% of the consolidated assets of the Borrower and its Subsidiaries.

         Section 6.6 Negative Pledges; Subsidiary Restrictions. Except for the interest of any lessor under any operating or capitalized lease entered into on or after the Closing Date or purchase money Liens on property granted on or after the Closing Date (provided that such Liens are limited to the property acquired and do not secure Indebtedness other than the related to operating or capitalized lease obligations or the purchase price of such property), the Borrower will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Bank. The Borrower will not permit any

Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or (b) make loans or other cash payments to the Borrower.

         Section 6.7 Restricted Payments. The Borrower will not make any Restricted Payments other than: (a) mandatory redemptions of common stock under
Section 409 of the Code, (b) Restricted Payments which aggregate during any twelve (12) month period less than five percent (5%) of the Borrower's Tangible Net Worth, (c) Restricted Payments using the proceeds from the issuance of securities of the Borrower, or (d) the 1999 Option Payment, provided that such Restricted Payments do not result in any decrease in the Tangible Net Worth of the Borrower and do not result in a Corporate Change Event.

         Section 6.8 Capital Expenditures. The Borrower will not make Capital Expenditures in fiscal year ending May 31, 2000 in excess of $30,000,000; and will not make Capital Expenditures in excess of any fiscal year thereafter in excess of $20,000,000

         Section 6.9 Investments. The Borrower will not acquire for value, make, have or hold any Investments, except:

                  (a) Investments existing on the date of this Agreement and described on Schedule 6.9.

                  (b) Travel advances to management personnel and employees in the ordinary course of business.

                  (c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

                  (d) Certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank.

                  (e) Commercial paper given the highest rating by a nationally recognized rating service.

                  (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America.

                  (g) Other readily marketable Investments in debt securities or mutual funds investing in debt securities that (i) have been assigned the highest available rating by Standard & Poors Corporation, Moody's Investors Services, Inc. or another nationally recognized rating agency reasonably acceptable to the Bank and (ii) have an average life to maturity or duration of two years or less from the date of acquisition thereof by the Borrower.

                  (h) Any Investment in the stock or assets of any Person other than the Borrower if the aggregate consideration for all such Investments made in any fiscal year of the Borrower does not exceed the greater of $3,000,000 or 15% of Tangible Net Worth.

                  (i) Other Investments in readily marketable publicly traded securities to the extent (y) the sum of the aggregate amount of Investments described in clauses (c), (d), (e), (f) and (g) above plus the aggregate amount of the Borrower's funds on deposit in transaction accounts with commercial banks satisfying the requirements of clause
         (d) above exceeds (z) the sum of the outstanding principal amounts of the Obligations and all of the Borrower's other Indebtedness to the Bank or any Subsidiary or Affiliate of the Bank.

                  (j) Other Investments in readily marketable publicly traded securities made in accordance with an investment policy prepared by the Borrower and reasonably acceptable to the Bank.

         Any Investments under clauses (c), (d), (e) or (f) above, and the securities subject to Investments made under clause (f) above, shall mature within two years of the acquisition thereof by the Borrower.

         Section 6.10 Indebtedness. The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, except:

                  (a) The Obligations.

                  (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

                  (c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.10 hereto, but not including any extension or refinancing thereof .

                  (d) Indebtedness secured by Liens permitted under Sections 6.11(a) and (h) hereof.

                  (e) Indebtedness to shareholders or former shareholders of the Borrower in the form of installment obligations for the repurchase of shares of the Borrower's capital stock permitted to be made under
         Section 6.7.

                  (f) Deferred revenue reflected on the Borrower's financial statements as of the date of determination.

                  (g) The Senior Subordinated Debt, provided that the Subordination Agreement remains in full force and effect and has not been rescinded or revoked by the Borrower or any holder of the Senior Subordinated Debt.

         Section 6.11 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, including but not limited to international assets currently located in Canada, the United Kingdom, and the Netherlands, except:

                  (a) Liens granted to the Bank under the Security Documents to secure the Obligations, and Liens granted to secure any Indebtedness to any Affiliate or Subsidiary of the Bank with the prior consent of the Bank.

                  (b) Liens existing on the date of this Agreement and disclosed on Schedule 6.11 hereto.

                  (c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower.

                  (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of
         Section 5.4.

                  (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

                  (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

                  (g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

                  (h) The interest of any lessor under any operating or capitalized lease entered into on or after the Closing Date or purchase money Liens on property granted on or after the Closing Date; provided that such Liens are limited to the property acquired and do not secure Indebtedness other than the related operating or capitalized lease obligations or the purchase price of such property.

         Section 6.12 Contingent Liabilities. The Borrower will not be or become liable on any Contingent Obligations other than indemnification obligations of Borrower or its Subsidiaries to customers or resellers in the ordinary course of business.

         Section 6.13 Lease Obligations. The Borrower will not enter into any lease of real or personal property, whether or not its obligations in respect of such lease would be capitalized in accordance with GAAP, if the aggregate amount of the Borrower's rental and other payments under all such leases in any fiscal year would exceed $24,000,000.

         Section 6.14 Interest Coverage Ratio. The Borrower will not permit the ratio, as of the last day of any Interest Coverage Measurement Period, of (a) its Earnings Before Interest and Taxes for such Interest Coverage Measurement Period to (b) its Interest Expense for such Interest Coverage Measurement to be less than 3.00 to 1.00

         Section 6.15 [INTENTIONALLY OMITTED.]

         Section 6.16 Cash Flow Leverage Ratio. The Borrower will not permit, as of the end of any fiscal quarter, the ratio of (a) all Indebtedness outstanding as of such date on which interest is charged, accrued or deemed incurred pursuant to GAAP, to (b) Net Cash Flow for the Cash Flow Measurement Period ended on such date to exceed 2.00 to 1.00.

         Section 6.17 Loss Limitation. The Borrower will not suffer (a) a net loss in each of any two consecutive fiscal quarters or (b) a net loss in any fiscal quarter in excess of $4,000,000.

         Section 6.18 Loan Proceeds. The Borrower will not use any part of the proceeds of any Advance directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations T, U or X of the Board.

         Section 6.19 Subordinated Debt. The Borrower will not (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel any notes, instruments or other documents evidencing or executed in connection with any Subordinated Debt (including any subordination provisions applicable thereto); (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

         Section 6.20 Transactions with Affiliates. All material transactions and agreements (including without limitation any amendment of an existing agreement) by and between the Borrower or any of its Subsidiaries and any stockholder, officer, director or key employee of the Borrower or any of its Subsidiaries or any Person, to the best knowledge of the Borrower, controlling, controlled by, under common control with or otherwise affiliated with, or a member of the family of, any such Person, shall be conducted on an arm's length basis, shall be on terms and conditions no less favorable to the Borrower or Subsidiaries than could be obtained from unrelated Persons, and, except to the extent immaterial (whether viewed alone or aggregated with any other similar transactions), shall be approved in advance in writing by a majority of the Board of Directors of the Borrower after full disclosure of the terms thereof.

         Section 6.21 Accounting Practices. The Borrower shall not, and shall not suffer or permit any Subsidiary to (a) make any significant change in the Borrower or any Subsidiary's accounting treatment or reporting practices, except
(i) as required by GAAP, (ii) a change in the depreciation method employed thereby to straight line depreciation and (iii) a change in a newly acquired Subsidiary's accounting treatment or reporting practices to conform the accounting practices or reporting practices of such Subsidiary to the methods used by the Borrower, or (b) change the fiscal year of the Borrower or of any Subsidiary.


                                  ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

         Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

                  (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal on the Revolving Note or any Unpaid Drawing, or shall fail to pay within five days after the same becomes due, whether by acceleration or otherwise, any payment of interest on the Revolving Note or any other Obligation required to be made to the Bank pursuant to this Agreement or any other Loan Document.

                  (b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or any other Loan Document or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

                  (c) The Borrower shall fail to comply with any Section of
         Article V or of Article VI.

                  (d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for thirty calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.

                  (e) Any default (however denominated or defined) shall occur under any Security Document.

                  (f) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or any Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or any Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

                  (g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

                  (h) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 60 days undismissed.

                  (i) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgment by such judgment creditor, within 60 days from the date of entry thereof, and within said period of 60 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

                  (j) The maturity of any material Indebtedness of the Borrower or any Subsidiary (other than Indebtedness under this Agreement) shall be accelerated, or the Borrower or any Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or any Subsidiary shall be deemed "material" if it (i) is owed to the Bank or any Subsidiary or Affiliate of the Bank or (ii) exceeds $1,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this
         Section 7.1(j) has occurred.

                  (k) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 45 days after the issuance thereof.

                  (l) The Security Agreement shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Bank shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Bank if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $1,000,000 and (ii) any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrower from the Bank.

                  (m) Any Corporate Change Event shall occur.

                  (n) The Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000 or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000 or any of the following occurs with respect to a Guaranteed Pension Plan: (i) a Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided that the Bank determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan.

         Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1(f), (g) or (h) shall occur with respect to the Borrower, the Revolving Commitment shall automatically terminate and the Revolving Note and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then the Bank may (i) declare the Revolving Commitment terminated, whereupon the Revolving Commitment shall terminate, (ii) declare the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Revolving Note to the contrary notwithstanding, (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit, whereupon the Borrower shall pay such amount,
(iv) exercise all rights and remedies under any of the Loan Documents, and (v) enforce all rights and remedies under any applicable law.

         Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Bank to set off any Obligations against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Bank. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any other Loan

Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

         Section 8.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Bank upon demand for all reasonable out-of-pocket expenses paid or incurred by the Bank in connection with the negotiation, preparation, approval, review, execution and delivery of this Agreement and the other Loan Documents (including filing and recording costs and actual fees and expenses of Dorsey & Whitney LLP, counsel to the Bank), or the amendment, modification, interpretation, collection and enforcement of this Agreement and the other Loan Documents (including filing and recording costs and fees and expenses of counsel to the Bank). The obligations of the Borrower under this Section shall survive any termination of this Agreement

         Section 8.3 Waivers, etc. No failure on the part of the Bank or the holder of the a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

         Section 8.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II hereof shall be deemed to have been given only when received by the Bank.

         Section 8.5 Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Revolving Note, which obligation of the Borrower shall survive the termination of this Agreement.

         Section 8.6 Successors and Assigns; Disposition of Loans; Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Borrower Loan Document without the prior written consent of the Bank, which shall not be unreasonably withheld and which shall not require the payment of any fee to Bank. The Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Revolving Commitment and/or Advances (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"). The Borrower agrees that each Transferee shall be entitled to the benefits of Section 8.2 with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If the Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a "Bank" hereunder and shall have all the rights and obligations of the Bank hereunder and the Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment.

         Section 8.7 Confidentiality of Information. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Bank and the Borrower and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants,
(b) in connection with the enforcement of the rights of the Bank hereunder and under the other Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section 8.7.

         Section 8.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE. REVOLVING NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement,

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the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

         Section 8.9 Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

         Section 8.10 Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 8.11 Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Advances by the Bank and the execution and delivery to the Bank by the Borrower of the Revolving Note, regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitment has not been terminated; provided, however, that the obligations of the Borrower under Section 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitment.

         Section 8.12 Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys and agents of the Bank and its Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations

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(including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

         (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

         (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's negligence or willful misconduct or violation of applicable laws or regulations. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

         This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

         Section 8.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

         Section 8.14 Entire Agreement. This Agreement and the other Loan Documents amends and restates in its entirety the Existing Credit Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

         Section 8.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         Section 8.16 Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the

Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

         [The remainder of this page has been left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       LAWSON SOFTWARE, INC.


                                       By /s/ Robert G. Barbieri
                                         ---------------------------------------
                                         Its CFO


                                       Address:

                                       380 St. Peter Street
                                       St. Paul, MN  55102-1302
                                       Attention: General Counsel


                                       U.S. BANK NATIONAL ASSOCIATION


                                       By /s/ Matthew Ross
                                         ---------------------------------------
                                         Its Senior Vice President


                                       Address:

                                       U.S. Bank Place
                                       601 Second Avenue South
                                       Minneapolis, MN 55402-4302
                                       Attention: Robert Rosati